[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to all references to Netherland, Sewell & Associates, Inc. and its reserve reports in the form and context in which they appear in the Annual Report on Form 10-K for the year ended December 31, 2001, of Westport Resources Corporation.

NETHERLAND, SEWELL & ASSOCIATES, INC.
/s/ Frederic D. Sewell By: Frederic D. Sewell Title: President

Dallas, Texas
March 19, 2002